Contact:	Elaine Lintecum Treasurer 916-321-1846 elintecum@mcclatchy.com

McCLATCHY REPORTS SECOND QUARTER 2004 EARNINGS AND PROVIDES THIRD QUARTER OUTLOOK

SACRAMENTO, CA, July 15, 2004 - The McClatchy Company (NYSE-MNI) - today reported second quarter earnings of $40.1 million, or 86 cents per share, compared to earnings from continuing operations of $37.5 million, or 81 cents per share, in the second quarter of 2003.

As previously announced, earnings in the 2004 quarter include a non-cash charge equal to $2.25 million after taxes for the write-off of capitalized loan fees as a result of the company's recent debt refinancing. Excluding this refinancing charge, earnings were $42.3 million or 90 cents per share. Total earnings in the 2003 quarter include income from the operating results and sale of The Newspaper Network (TNN), a discontinued operation, of $6.0 million or 13 cents per share. Including the discontinued operation, total earnings were $43.4 million, or 94 cents per share, in the 2003 quarter.

The Company's earnings guidance provided at the Mid-Year Media Review conference in New York on June 23, 2004 was 87 to 88 cents per share excluding the refinancing charge. After the charge, the Company's earnings guidance was 82 to 83 cents per share.

Revenues in the second quarter of 2004 were a record $296.3 million, up 7.2% from 2003 second quarter revenues of $276.4 million, with advertising revenues of $248.0 million, up 8.1%, and circulation revenues of $42.0 million, up 1.7%. Revenues in 2004 include the operations of the recently acquired Merced Sun-Star and related non-daily newspapers (the Merced Group). Excluding the Merced Group, total revenues were up 5.9% and advertising revenues were up 6.6% in the second quarter of 2004.

Earnings in the first half of 2004 were $69.0 million, or $1.48 per share, and were $1.52 per share excluding the refinancing charge, compared to earnings from continuing operations of $62.8 million, or $1.35 per share, in the first half of 2003. Total earnings in the first half of 2003, including the operating results of TNN and the gain on its sale, were $1.48 per share.

Revenues in the first half were $568.6 million, up 6.4% from 2003 revenues of $534.3 million. Advertising revenues were $472.7 million, up 7.4%, and circulation revenues were $83.5 million, up 0.7%. Excluding the Merced Group, total revenues were up 5.2% and advertising revenues were up 6.1% in the first half of 2004.

Commenting on the results, Gary Pruitt, McClatchy's chairman and chief executive officer, said, "We are pleased with our second quarter earnings, which were somewhat stronger than we had expected. In June we continued to see a rebound in employment advertising, together with solid growth in the retail category compared to April and May. These trends helped drive June advertising revenues up 9.3%. Online advertising continued to post strong results in the quarter, especially in the employment classified area. Our total employment revenues, including both print and online advertising, were up 24.1% in the second quarter.

"Looking at the third quarter and full year, we expect volatility in retail and slower growth in national advertising, which we believe will be offset by strength in employment advertising, online and direct mail revenues. As a result, we expect revenues to be up in the mid-single digits for the rest of 2004. Based on our revenue estimates and continued focus on cost controls, we expect earnings in the third quarter to be between 79 and 82 cents per share. In addition, as we said recently at the Mid-Year Media Review conference, we expect full-year earnings to range between $3.25 and $3.35 per share before considering the second quarter refinancing charge and to range from $3.20 to $3.30 per share after that charge."

Pat Talamantes, McClatchy's chief financial officer, said, "Our debt at June 27 was $333.8 million, down $13.2 million from the end of 2003, even though we borrowed funds early in the first quarter to complete the $41 million Merced acquisition and to make a $60 million voluntary pension contribution. We remain committed to repaying debt with our free cash flow and expect debt at year-end 2004 to be below $300 million."

The company's statistical report, which summarizes its revenue performance for June and the first half of 2004, follows, along with a supplemental report of advertising by category.

At 12:00 noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205 pass code 8260398) and webcast (www.mcclatchy.com). A replay of the call can be accessed for up to 48 hours by dialing 800-642-1687 and using the same pass code, 8260398 The webcast will be archived at McClatchy's website.

The McClatchy Company, headquartered in Sacramento, California, is a leading newspaper and Internet publisher. It publishes 12 daily and 18 non-daily newspapers located in western coastal states, North and South Carolina, and the Twin Cities of Minneapolis/St. Paul. McClatchy has daily circulation of 1.4 million and Sunday circulation of 1.85 million. McClatchy's newspapers include, among others, the Star Tribune in Minneapolis, The Sacramento Bee, The Fresno Bee and The Modesto Bee in California, The News & Observer (Raleigh, NC), The News Tribune (Tacoma, WA) and the Anchorage Daily News.

McClatchy also operates leading local websites in each of its 12 daily newspaper markets, offering readers information, comprehensive news, advertising, e-commerce and other services and owns and operates Nando Media, a national on-line publishing operation. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

ADDITIONAL INFORMATION

This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ. These risks and uncertainties include national and local economic conditions that could affect advertising and circulation rates and volumes, changes in interest rates and/or newsprint prices, increased competition in our markets, as well as the other risks detailed from time to time in the Company's publicly filed documents, including the Company's December 28, 2003 report on form 10-K and March 28, 2004 report on form 10-Q, filed with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

SUMMARY OF UNAUDITED RESULTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three months ended		Six months ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003

Revenues - net	$ 296,270	$ 276,370	$ 568,553	$ 534,251
Operating expenses:
Compensation	118,304	110,799	236,407	222,622
Newsprint and supplements	38,220	34,239	73,189	65,805
Depreciation and amortization	16,410	17,142	33,024	35,353
Other operating expenses	51,210	48,095	102,008	97,115
Total operating expenses	224,144	210,275	444,628	420,895

Operating income	72,126	66,095	123,925	113,356

Interest expense	(2,309)	(5,459)	(5,948)	(10,661)
Refinancing related charge	(3,737)	-	(3,737)	-
Partnership income (loss)	419	161	312	(190)
Other non-operating income (loss) - net	(8)	(390)	64	(284)
Income from continuing operations before taxes	66,491	60,407	114,616	102,221
Income tax provision	26,396	22,941	45,592	39,457
Income from continuing operations	40,095	37,466	69,024	62,764
Income from discontinued operation	-	5,982	-	5,994
Net income	$ 40,095	$ 43,448	$ 69,024	$ 68,758

Net income per common share:
Basic:
Income from continuing operation	$ 0.86	$ 0.81	$ 1.49	$ 1.36
Income from discontinued operation	-	$ 0.13	-	$ 0.13
Net income per share	$ 0.86	$ 0.94	$ 1.49	$ 1.49

Diluted:
Income from continuing operation	$ 0.86	$ 0.81	$ 1.48	$ 1.35
Income from discontinued operation	-	$ 0.13	-	$ 0.13
Net income per share	$ 0.86	$ 0.94	$ 1.48	$ 1.48

Weighted average common shares:
Basic	46,361	46,082	46,336	46,057
Diluted	46,803	46,404	46,776	46,357

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)
	Period 6			Period 6 Year-to-Date
Revenues - Net: *	2004	2003	% Change	2004	2003	% Change
Advertising
Daily Newspapers:
Minneapolis	$23,808	$21,428	11.1%	$151,415	$141,998	6.6%
California	29,408	26,957	9.1%	180,287	162,702	10.8%
Carolinas	12,018	11,054	8.7%	75,469	71,449	5.6%
Northwest	10,804	10,121	6.7%	65,527	63,812	2.7%
Total Advertising	$76,038	$69,560	9.3%	$472,698	$439,961	7.4%

Circulation	12,859	12,524	2.7%	83,510	82,936	0.7%
Other	1,660	1,594	4.1%	11,897	10,778	10.4%
Total Newspapers	$90,557	$83,678	8.2%	$568,105	$533,675	6.5%

Non-Newspapers	81	89	-9.0%	448	576	-22.2%
Total Revenue	$90,638	$83,767	8.2%	$568,553	$534,251	6.4%
* Revenues in 2003 are re-classified to report continuing operations only.

Average Paid Circulation:
Daily	1,375.3	1,360.0	1.1%	1,413.7	1,387.2	1.9%
Sunday	1,841.6	1,842.5	0.0%	1,847.7	1,847.1	0.0%
Community Newspapers	68.8	60.2	14.3%	67.8	61.1	11.0%

Advertising Linage for Dailies:
Full Run ROP
Retail	449.8	430.9	4.4%	2,711.8	2,687.8	0.9%
National	89.6	106.7	-16.0%	612.5	583.2	5.0%
Classified	629.9	593.5	6.1%	3,901.2	3,677.8	6.1%
Total	1,169.3	1,131.1	3.4%	7,225.5	6,948.8	4.0%

Millions of Preprints Distributed	258.0	228.3	13.0%	1,577.4	1,514.7	4.1%

Full Run ROP Linage by Market for Dailies:
California:
The Sacramento Bee	207.2	209.1	-0.9%	1,285.2	1,243.4	3.4%
The Fresno Bee	106.4	105.8	0.6%	651.3	634.5	2.6%
The Modesto Bee	109.0	113.5	-4.0%	644.3	636.9	1.2%
Merced Sun-Star	48.0	0.0	0.0%	292.7	0.0	0.0%

Star Tribune, Minneapolis	148.1	151.2	-2.1%	927.9	924.0	0.4%

Northwest:
The News Tribune, Tacoma	104.2	109.1	-4.5%	622.6	666.2	-6.5%
Anchorage Daily News	75.6	70.6	7.1%	452.3	453.6	-0.3%
Tri-City Herald	65.0	62.0	4.8%	396.4	376.5	5.3%

Carolinas:
The News & Observer, Raleigh	150.2	148.6	1.1%	930.7	970.1	-4.1%
South Carolina Dailies	155.6	161.2	-3.5%	1,022.1	1,043.6	-2.1%
Total	1,169.3	1,131.1	3.4%	7,225.5	6,948.8	4.0%

Data in 2004 includes the Merced Sun-Star and related community newspapers, purchased on January 7, 2004.

THE McCLATCHY COMPANY

SUPPLEMENTAL ADVERTISING DATA

BY CATEGORY FOR THE PERIOD

ENDED JUNE 27, 2004

	June 2004* Percent Change	Year-to-Date* Percent Change
Retail	6.9	2.6
National	2.5	8.9
Classified Total	6.2	5.1
Auto	(1.1)	1.6
Real Estate	9.1	8.9
Employment	12.6	8.6
Online	55.7	55.9
Direct Marketing	16.0	10.8
Total Advertising	7.9	6.1

* Excludes Merced Group

Most of the Company's online advertising is in the classified categories. On a combined basis in June, print and online classified advertising increased 9.9% versus 6.2% from print classified only. Employment classified advertising on a combined basis increased 21.2% versus 12.6% on a print only basis.

For the year-to-date comparisons, total combined print and online classified increased 8.6% compared to 5.1% on a print-only basis. Employment advertising for the six months grew 17.3% on a print and online combined basis, compared to 8.6% for print only.